Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 to be filed on or about February 13, 2012 of our report dated March 31, 2010,  on our audits of the consolidated financial statements as of December 31, 2009 and for the year ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008, which report was included in the Annual Report on Form 10-K filed March 31, 2010. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-11.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
February 13, 2012